Exhibit 99.6

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, dealer, custodian bank, trustee, depositary or other nominee holder of transferable subscription rights (the “Rights”) to purchase a pro rata share of an aggregate of $12,500,000.00 in shares of the Company’s Class A common stock (the “Shares”) of Rent the Runway, Inc., a Delaware corporation (the “Company”), pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s prospectus dated September 30, 2025 (the “Prospectus”), hereby certifies to the Company and Broadridge Corporate Issuer Solutions, LLC, as subscription and information agent for the Rights Offering, that:

(1)
the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights to purchase the number of Shares specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Shares pursuant to the Over-Subscription Right (as defined in the Prospectus), the number of Shares specified below pursuant to the Over-Subscription Right, listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner); and

(2)	to the extent a beneficial owner has elected to subscribe for Shares pursuant to an Over-Subscription Right, each such beneficial owner’s Basic Subscription Right has been exercised in full.

Number of Shares of Common Stock Owned on the Record Date	Number of Shares Subscribed for Pursuant to the Basic Subscription Right	Number of Shares Subscribed for Pursuant to the Over-Subscription Right
1.
2.
3.
4.
5.
6.
7.
8.
9.

Provide the following information if applicable:

Name of Nominee Holder	Depository Trust Company (“DTC”) Participant Number

By:
Name:	DTC Basic Subscription Confirmation Number(s)
Title:
Phone Number:
Fax Number:

Dated: